EXHIBIT 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—January 26, 2017—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations for the three and twelve months ended December 31, 2016.

Net income for the three months ended December 31, 2016 was $1.679 million, or $0.34 per share-basic and diluted, down from $2.330 million, or $0.48 per share-basic and diluted for the same quarter in 2015. Net interest income for the fourth quarter of 2016, after the provision for loan losses, was $6.583 million, approximately 5.3% lower than the same period in 2015. The provision for loan losses for the three months ended December 31, 2016 was negative $162 thousand compared to $149 thousand for the same period in 2015. The decrease in the provision reflects management’s estimate of inherent losses in the loan portfolio including the impact of current local and national economic conditions and a decrease in total loans outstanding. The net interest margin decreased to 2.98% in the fourth quarter of 2016 from 3.20% in the same period in 2015 primarily because of the decrease in yields on earning assets was greater than the decline in rates paid on interest bearing deposits.

Non-interest income decreased in the fourth quarter of 2016 by $831 thousand, or 30.7%, while non-interest expenses increased $315 thousand, or 5.0%, compared to the same period in 2015. The decrease in other non-interest income was mainly the result of a one-time $832 thousand gain on the sale of repossessed assets in the fourth quarter of 2015. Non-interest expense increased due to an increase in salary and benefit expense of $99 thousand and an increase in other operating expenses of $247 thousand partially offset by an $31 thousand decrease in occupancy expense.

Net income for the twelve months ended December 31, 2016 decreased 11.2% to $6.737 million, or $1.38 per share-basic and diluted, from $7.589 million, or $1.56 per share-basic and diluted, for the twelve months ended December 31, 2015. Net interest income for the twelve months ended December 31, 2016, after the provision for loan losses, decreased 0.7% to $27.149 million from $27.331 million for the same period in 2015. Net interest margin for the twelve months ended December 31, 2016, decreased to 3.07% in 2016 from 3.33% in the same period in 2015. The provision for loan losses for the twelve months ended December 31, 2016 was a negative $65 thousand compared to $557 thousand in 2015. The decrease in the provision reflects management’s assessment of inherent losses in the loan portfolio including the impact caused by current local and national economic conditions and a decrease in loans outstanding.

Non-interest income decreased by $649 thousand, or 7.8%, and non-interest expense increased by $888 thousand, or 3.5%, for the twelve months ended December 31, 2016 when compared to the same period in 2015. The decrease in other non-interest income was the result of a one-time $832 thousand gain on the sale of repossessed assets in the fourth quarter of 2015. Non-interest expense increased primarily due to an increase in loan related collection expenses and an increase in salary and benefits costs.

Total assets as of December 31, 2016 increased to $1.025 billion, up $51.709 million, or 5.3%, when compared to December 31, 2015. Deposits increased by $6.750 million, or 0.9%, and loans, net of unearned income, decreased by $35.531 million, or 8.3%, when compared to December 31, 2015. The decrease in loans, net of unearned income, was due to payments on loans in excess of current loan demand. Non-performing assets decreased by $4.535 million to $13.528 million at December 31, 2016 as compared to $18.063 million at December 31, 2015, because of a decrease in non-accrual loans offset by increases in other real estate owned and in loans 90 days or more past due and still accruing interest.

During the twelve months of 2016, the Company paid dividends totaling $0.96 per share.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-four banking locations in fourteen counties in East Central and South Mississippi. In the fourth quarter of 2016, the Bank added a Loan Production Office in Oxford, Mississippi to offer loan services to north Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank’s web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	For the Three Months Ending			For the Twelve Months Ending
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015
INTEREST INCOME
Loans, including fees	$4,668	$4,825	$5,006	$19,012	$20,040
Investment Securities	2,685	2,720	2,734	10,972	10,830
Other Interest	50	29	34	198	95

	7,403	7,574	7,774	30,182	30,965

INTEREST EXPENSE
Deposits	477	448	494	1,844	1,844
Other borrowed funds	343	306	331	1,254	1,233

	820	754	825	3,098	3,077

NET INTEREST INCOME	6,583	6,820	6,949	27,084	27,888

PROVISION FOR LOAN LOSSES	-162	183	149	-65	557

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,745	6,637	6,800	27,149	27,331

NON-INTEREST INCOME
Service charges on deposit accounts	994	1,010	989	3,789	3,867
Other service charges and fees	589	658	563	2,441	2,284
Other non-interest income	293	411	1,155	1,449	2,177

	1,876	2,079	2,707	7,679	8,328

NON-INTEREST EXPENSE
Salaries and employee benefits	3,356	3,460	3,257	13,697	13,295
Occupancy expense	1,241	1,330	1,272	5,108	5,225
Other non-interest expense	2,026	1,767	1,779	7,674	7,071

	6,623	6,557	6,308	26,479	25,591

NET INCOME BEFORE TAXES	1,998	2,159	3,199	8,349	10,068

INCOME TAXES	319	407	869	1,612	2,479

NET INCOME	$1,679	$1,752	$2,330	$6,737	$7,589

Earnings per share - basic	$0.34	$0.36	$0.48	$1.38	$1.56

Earnings per share - diluted	$0.34	$0.36	$0.48	$1.38	$1.56

Dividends Paid	$0.24	$0.24	$0.24	$0.96	$0.69

Average shares outstanding-basic	4,869,079	4,869,079	4,867,805	4,865,968	4,872,064

Average shares outstanding-diluted	4,881,088	4,877,693	4,873,704	4,875,638	4,874,276

	For the Period Ended,
	December 31,	September 30,	December 31,
	2016	2016	2015
Period End Balance Sheet Data:
Total assets	$1,025,214	$1,025,126	$973,505
Total earning assets	935,957	942,827	894,765
Loans, net of unearned income	394,051	410,019	429,582
Allowance for loan losses	3,903	4,113	6,474
Total deposits	760,155	780,463	753,405
Long-term borrowings	20,000	20,000	20,000
Shareholders’ equity	85,059	97,071	86,425
Book value per share	$17.42	$19.91	$17.73

Period End Average Balance Sheet Data:
Total assets	$996,266	$992,221	$945,270
Total earning assets	928,861	913,507	863,829
Loans, net of unearned income	409,367	411,802	412,161
Total deposits	766,264	768,224	725,116
Long-term borrowings	20,000	20,000	20,000
Shareholders’ equity	91,766	91,170	84,250

Period End Non-performing Assets:
Non-accrual loans	$8,879	$9,734	$14,423
Loans 90+ days past due and accruing	206	1,089	67
Other real estate owned	4,443	4,898	3,573

	As of
	December 31,	September 30,	December 31,
	2016	2016	2015
Year to Date Net charge-offs as a percentage of average net loans	0.61%	0.60%	0.03%

Year to Date Performance Ratios:
Return on average assets(1)	0.68%	0.68%	0.80%
Return on average equity(1)	7.34%	7.40%	9.01%

Year to Date Net Interest
Margin (tax equivalent)(1)	3.07%	3.11%	3.33%

(1)	Annualized

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com